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                                                                     EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION

                                       OF

                              ANSELL HOLDINGS INC.


                                 **************

     1.   The name of the corporation is

                              ANSELL HOLDINGS INC.

     2. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

     3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) shares of common stock, $.01 par value per share.

     5.   The name and mailing address of the sole incorporator is as follows:

          NAME                     MAILING ADDRESS
          ----                     ---------------

          Shelley L. Clifford      321 N. Clark Street
                                   Suite 2900
                                   Chicago, Illinois 60610

     6.   The corporation is to have perpetual existence.

     7. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the corporation.

     8. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the bylaws) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the corporation.


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Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

     9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon the stockholders herein are granted subject to this reservation.

     THE UNDERSIGNED, being the sole incorporator hereinafter named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is her act and deed and the facts herein stated are true, and accordingly has set her hand this 5th day of October, 1999.

                                         /s/ Shelley L. Clifford
                                         --------------------------------------
                                         Shelley L. Clifford, Incorporator